June 10, 2005


Mail Stop 4561

VIA U.S. MAIL AND FAX (603) 887-2573

Richard J. Mitchell III
Chief Accounting Officer
MSGI Security Solutions, Inc.
575 Madison Ave.
New York, NY  10022

Re:	MSGI Security Solutions, Inc.
	Form 10-K for the year ended June 30, 2004
	File No. 1-01768

Dear Mr. Mitchell:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.



								Sincerely,



      Steven Jacobs
      Accounting Branch Chief

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MSGI Security Solutions, Inc.
March 30, 2005

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